The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Pricing Supplement dated April 8, 2003

PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                     Dated             , 2003
                                                                  Rule 424(b)(3)


                                  $
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                   .75% Exchangeable Notes due April 30, 2010
                   Exchangeable for Shares of Common Stock of
                             Wal-Mart Stores, Inc.

Beginning May , 2003, you will be able to exchange your notes for a number of shares of Wal-Mart common stock, subject to our right to call all of the notes on or after April , 2006.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of .75% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each April 30 and October 30, beginning October 30, 2003.

o    Beginning May   , 2003, you will have the right to exchange each note for
           shares of Wal-Mart common stock. If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

o We have the right to call all of the notes on or after April , 2006. If we call the notes on any day from and including April , 2006 to and including the maturity date, we will pay to you the call price of $1,000, provided
     that if the market value of      shares of Wal-Mart common stock on the
     trading day immediately prior to the call notice date is greater than the
     call price, we will instead deliver to you     shares of Wal-Mart common
     stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we notify you that we will be delivering shares of Wal-Mart common stock rather than the call price in cash.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Wal-Mart Stores, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o We will apply to list the exchangeable notes to trade under the proposed symbol "WMR.A" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                        PRICE     % AND ACCRUED INTEREST
                            -----------------------

                             Price to        Agent's        Proceeds to
                              Public       Commissions        Company
                             --------      -----------      -----------
Per Note..................       %              %                %
Total.....................       $              $                $

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                     The Notes

Each note costs $1,000               We, Morgan Stanley (formerly known as
                                     Morgan Stanley Dean Witter & Co.), are
                                     offering our .75% Exchangeable Notes due
                                     April 30, 2010, which you may exchange for
                                     shares of common stock of Wal-Mart Stores,
                                     Inc. beginning on May      , 2003. The
                                     principal amount and issue price of each
                                     note is $1,000. We refer to Wal-Mart
                                     Stores, Inc. as Wal-Mart, and we refer to the common stock of Wal-Mart as Wal-Mart
                                     Stock. If you hold the notes to maturity, which is April 30, 2010, we will pay
                                     $1,000 per note to you.

..75% interest on the                 We will pay interest on the notes, at the
principal amount                     rate of .75% per year on the $1,000
                                     principal amount of each note,
                                     semi-annually on each April 30 and October
                                     30, beginning October 30, 2003.

                                     Your Exchange Right

The exchange ratio                   Beginning May   , 2003, you may exchange
is                                   each note for a number of shares of
                                     Wal-Mart Stock equal to the exchange
                                     ratio. The exchange ratio is      shares of
                                     Wal-Mart Stock per note, subject to
                                     adjustment for certain corporate events
                                     relating to Wal-Mart.

                                     When you exchange your notes, our
                                     affiliate Morgan Stanley & Co.
                                     Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Wal-Mart Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                                     To exchange a note on any day, you must
                                     instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                     o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                     o  deliver your Official Notice of
                                        Exchange to us before 11:00 a.m. (New
                                        York City time) on that day; and

                                     o  deliver your note certificate to
                                        JPMorgan Chase Bank (formerly known as
                                        The Chase Manhattan Bank), as trustee
                                        for our senior notes, on the day we
                                        deliver your shares or pay cash to you,
                                        as described below.

                                     If you give us your Official Notice of
                                     Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to you          We will pay to you, at our option, on the
cash or Wal-Mart Stock               third business day after you fulfill all
if you elect to exchange             the conditions of your exchange, either:
your notes
                                     o  shares of Wal-Mart Stock, or

                                     o  the cash value of such shares.

                                     We will not pay any accrued but unpaid
                                     interest if you elect to exchange your
                                     notes.

                                     If we call the notes for the call price in cash, as described below, you will no longer be able to exchange your notes. If, however, we notify you that we will be delivering shares of Wal-Mart common stock rather than the call price in cash upon our call of the notes, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

On or after April   , 2006, we       On the last trading day before the date of
may call the notes for stock or      our call notice, the calculation agent
cash, depending on the price of      will determine the value of the shares of
Wal-Mart Stock                       Wal-Mart Stock. That value is referred to
                                     as parity.

                                     If we call the notes for settlement on any day from and including April , 2006 to and including the maturity date and parity is less than the call price of $1,000, then we will pay the call price to you in cash.

                                     If we give notice that we will give you
                                     cash on the call date, you will no longer be able to exercise your exchange right.

                                     If, however, parity as so determined is
                                     equal to or greater than the call price of $1,000, then we will deliver shares of Wal-Mart Stock instead. In that case, you will still have the right to exchange your note on any day prior to the fifth scheduled trading day prior to the call date.

                                     If the price of Wal-Mart Stock is lower on the call date than it was on the last trading day before the date of our call notice, the value of the Wal-Mart Stock that you receive on the call date for each note may be less than the call price of $1,000.

                                     If we call the notes, you will not receive any accrued but unpaid interest on the call date.

Wal-Mart Stock is                    The last reported sales price of Wal-Mart
currently $54.56                     Stock on the New York Stock Exchange, Inc.
per share                            on the date of this pricing supplement was
                                     $54.56. You can review the historical
                                     prices of Wal-Mart Stock in the section of this pricing supplement called
                                     "Description of Notes--Historical
                                     Information."

Tax Treatment                        The notes will be treated as "contingent
                                     payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                                     "Description of Notes--United States
                                     Federal Income Taxation." Under this
                                     treatment, if you are a U.S. taxable
                                     investor, you will be subject to annual
                                     income tax based on the comparable yield of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S.
                                     taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                     Notes--United States Federal Income
                                     Taxation" and the section called "United
                                     States Federal Taxation--Notes--Optionally

                                     Exchangeable Notes" in the accompanying
                                     prospectus supplement. You are urged to
                                     consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the                 We have appointed our affiliate MS & Co.
Calculation Agent                    to act as calculation agent for JPMorgan
                                     Chase Bank, the trustee for our senior
                                     notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Wal-Mart Stock or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co.
                                     will also adjust the exchange ratio for
                                     certain corporate events that could affect the price of Wal-Mart Stock and that we describe in the section of this pricing supplement called "Description of
                                     Notes--Antidilution Adjustments."

No affiliation with                  Wal-Mart is not an affiliate of ours and
Wal-Mart                             is not involved with this offering in any
                                     way. The notes are obligations of Morgan
                                     Stanley and not of Wal-Mart.

Where you can find more              The notes are senior notes issued as part
information on the notes             of our Series C medium-term note program.
                                     You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated
                                     June 11, 2002. We describe the basic
                                     features of this type of note in the
                                     sections of the prospectus supplement
                                     called "Description of Notes--Fixed Rate
                                     Notes" and "--Exchangeable Notes."

                                     Because this is a summary, it does not
                                     contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                      You may contact us at our principal
                                     executive offices at 1585 Broadway, New
                                     York, New York 10036 (telephone number
                                     (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than          These notes pay interest at the rate of
interest on ordinary notes           .75% of the principal amount per year.
                                     This interest rate is lower than the
                                     interest rate that we would pay on non-
                                     exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest.

Secondary trading                    There may be little or no secondary market
may be limited                       for the notes. Although we will apply to
                                     list the notes on the American Stock
                                     Exchange LLC, which we refer to as the
                                     AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of notes may            Several factors, many of which are beyond
be influenced by many                our control, will influence the value of
unpredictable factors                the notes, including:

                                     o   the market price of Wal-Mart Stock

                                     o   the volatility (frequency and
                                         magnitude of changes in price) of
                                         Wal-Mart Stock

                                     o   the dividend rate on Wal-Mart Stock

                                     o   geopolitical conditions and economic,
                                         financial, political, regulatory or
                                         judicial events that affect stock
                                         markets generally and which may affect
                                         the market price of Wal-Mart Stock

                                     o   interest and yield rates in the market

                                     o   the time remaining until (1) you can
                                         exchange your notes for Wal-Mart
                                         Stock, (2) we can call the notes
                                         (which can be on or after April  ,
                                         2006) and (3) the notes mature

                                     o   our creditworthiness

                                     These factors will influence the price
                                     that you will receive if you sell your
                                     notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Wal-Mart Stock is at, below or not sufficiently above the price of Wal-Mart Stock at pricing.

                                     You cannot predict the future performance of Wal-Mart Stock based on its historical performance.

Morgan Stanley is not                Wal-Mart is not an affiliate of ours and
affiliated with Wal-Mart             is not involved with this offering in any
                                     way. Consequently, we have no ability to control the actions of Wal-Mart, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Wal-Mart has no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Wal-Mart.

Morgan Stanley may engage            We or our affiliates may presently or from
in business with or involving        time to time engage in business with
Wal-Mart without regard to           Wal-Mart, including extending loans to, or
your interests                       making equity investments in, Wal-Mart or
                                     providing advisory services to Wal-Mart, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Wal-Mart.
                                     Neither we nor any of our affiliates
                                     undertakes to disclose any such
                                     information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Wal-Mart.
                                     These research reports may or may not
                                     recommend that investors buy or hold
                                     Wal-Mart Stock.

You have no shareholder              As an investor in the notes, you will not
rights                               have voting rights or the right to receive
                                     dividends or other distributions or any
                                     other rights with respect to Wal-Mart
                                     Stock.

The antidilution adjustments         MS & Co., as calculation agent, will
we are required to make do           adjust the exchange ratio for certain
not cover every corporate            events affecting Wal-Mart Stock, such as
event that can affect Wal-           stock splits and stock dividends, and
Mart Stock                           certain other corporate actions involving
                                     Wal-Mart, such as mergers. However, the
                                     calculation agent is not required to make an adjustment for every corporate event or every distribution that can affect the price of Wal-Mart Stock. For example, the calculation agent is not required to make any adjustments if Wal-Mart or anyone else makes a partial tender offer or a partial exchange offer for Wal-Mart Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Wal-Mart
                                     Stock other than those contemplated in
                                     this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests           Because the calculation agent, MS & Co.,
of the calculation agent and         is our affiliate, the economic interests
its affiliates may influence         of the calculation agent and its
determinations                       affiliates may be adverse to your
                                     interests as an investor in the notes. MS&
                                     Co. will calculate how many shares of
                                     Wal-Mart Stock or the equivalent cash
                                     amount you will receive in exchange for
                                     your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events.
                                     Determinations made by MS & Co, in its
                                     capacity as calculation agent, including adjustments to the exchange ratio, may affect the amount payable to you at maturity or upon a price event acceleration of the notes. See the sections of this pricing supplement called
                                     "Description of Notes--Antidilution
                                     Adjustments."

Hedging and trading activity         We expect that MS & Co. and other
by the calculation agent and         affiliates will carry out hedging
its affiliates could potentially     activities related to the notes (and
affect the value of the notes        possibly to other instruments linked to
                                     Wal-Mart Stock), including trading in
                                     Wal-Mart Stock as well as in other
                                     instruments related to Wal-Mart Stock. MS
                                     & Co. and some of our other subsidiaries also trade Wal-Mart Stock and other financial instruments related to Wal-Mart
                                     Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Wal-Mart Stock and, accordingly, the value of the Wal-Mart Stock or the amount of cash you will receive upon exchange or redemption.

Tax treatment                        You should also consider the tax
                                     consequences of investing in the notes.
                                     The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                                     "Description of Notes--United States
                                     Federal Income Taxation." Under this
                                     treatment, if you are a U.S. taxable
                                     investor, you will be subject to annual
                                     income tax based on the comparable yield of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S.
                                     taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                     Notes--United States Federal Income
                                     Taxation" and the section called "United
                                     States Federal Taxation--Notes--Optionally
                                     Exchangeable Notes" in the accompanying
                                     prospectus supplement.

                                     You are urged to consult your own tax
                                     advisor regarding all aspects of the U.S.
                                     federal income tax consequences of
                                     investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our .75% Exchangeable Notes due April 30, 2010 (Exchangeable for Shares of Common Stock of Wal-Mart Stores, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount...................  $

Maturity Date......................  April 30, 2010

Specified Currency.................  U.S. dollars

Issue Price........................  100%

Interest Rate......................  .75% per annum

Interest Payment Dates.............  Each April 30 and October 30, beginning
                                     October 30, 2003

Original Issue Date
(Settlement Date)..................                  , 2003

CUSIP..............................  617446HY8

Minimum Denominations..............  $1,000

Exchange Right.....................  On any Exchange Date, you will be entitled, upon your completion and
                                     delivery to us and the Calculation Agent through the Depositary, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date, to exchange each Note for a number of shares of Wal-Mart Stock at the Exchange Ratio. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Morgan Stanley Call Right" below.

                                     Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Wal-Mart Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                     Upon any such exchange, we may, at our
                                     sole option, either deliver such shares of Wal-Mart Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price (as defined below) of Wal-Mart Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Wal-Mart Stock. See "--Market Price."

                                     We will, or will cause the Calculation
                                     Agent to, deliver such shares of Wal-Mart
                                     Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. We refer to that third business day after the Exchange Date, or, if later, the day on which you actually deliver your Notes to the Trustee and fulfill all the conditions of your exchange, as the "Exchange Settlement Date."

Record Date........................  The Record Date for each Interest Payment
                                     Date will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares ..............  If upon any exchange or call of the Notes we deliver shares of Wal-Mart Stock, we
                                     will pay cash in lieu of delivering any
                                     fractional share of Wal-Mart Stock in an amount equal to the corresponding fractional Market Price of Wal-Mart Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio.....................          , subject to adjustment for certain
                                     corporate events relating to Wal-Mart. See
                                     "--Antidilution Adjustments" below.

Exchange Date......................  Any Trading Day on which you satisfy the conditions to exchange your Notes as
                                     described under "Exchange Right" above;
                                     provided that such Trading Day falls
                                     during the period beginning May , 2003 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled
                                     Trading Day prior to the Maturity Date,
                                     (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right .........  On or after April  , 2006 to and including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Wal-Mart Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Wal-Mart Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Wal-Mart Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                     On or after the Morgan Stanley Notice Date you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Morgan Stanley Notice Date.........  The scheduled Trading Day on which we issue our notice of mandatory exchange,
                                     which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date..........................  The scheduled Trading Day on or after
                                     April  , 2006 to and including the Maturity
                                     Date specified by us in our notice of
                                     mandatory exchange on which we will
                                     deliver shares of Wal-Mart Stock or cash equal to the Call Price to you for mandatory exchange.

Parity.............................  With respect to any Trading Day, an amount equal to the Exchange Ratio times the
                                     Market Price of Wal-Mart Stock (and any
                                     other Exchange Property) on such Trading
                                     Day.

Call Price.........................  $1,000 per Note

Market Price.......................  If Wal-Mart Stock (or any other security for which a Market Price must be
                                     determined) is listed on a national
                                     securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Wal-Mart Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Wal-Mart Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Wal-Mart Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or
                                     (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Wal-Mart Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day........................  A day, as determined by the Calculation
                                     Agent, on which trading is generally
                                     conducted on the New York Stock Exchange,
                                     Inc. ("NYSE"), the American Stock Exchange
                                     LLC, the Nasdaq National Market, the
                                     Chicago Mercantile Exchange and the
                                     Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note..................  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities-- Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated Note...  Senior

Trustee............................  JPMorgan Chase Bank (formerly known as The
                                     Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes..................  MS & Co.

Calculation Agent..................  MS & Co.

                                     All determinations made by the Calculation
                                     Agent will be at the sole discretion of
                                     the Calculation Agent and will, in the
                                     absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                     Because the Calculation Agent is our
                                     affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments...........  The Exchange Ratio will be adjusted as follows:

                                     1. If Wal-Mart Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Wal-Mart Stock.

                                     2. If Wal-Mart Stock is subject (i) to a stock dividend (issuance of additional shares of Wal-Mart Stock) that is given ratably to all holders of shares of Wal-Mart Stock or
                                     (ii) to a distribution of Wal-Mart Stock as a result of the triggering of any provision of the corporate charter of Wal-Mart, then once the dividend has become effective and Wal-Mart Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Wal-Mart Stock and (ii) the prior Exchange Ratio.

                                     3. There will be no adjustments to the
                                     Exchange Ratio to reflect cash dividends or other distributions paid with respect to Wal-Mart Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Wal-Mart Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                     Dividend for Wal-Mart Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Wal-Mart Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Wal-Mart Stock, the Exchange Ratio with respect to Wal-Mart Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and
                                     (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Wal-Mart Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                     Dividend for Wal-Mart Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Wal-Mart Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                     4. If Wal-Mart is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Wal-Mart Stock so long as a Market Price for Wal-Mart Stock is available. If a Market Price is no longer available for Wal-Mart Stock for whatever reason, including the liquidation of Wal-Mart or the subjection of Wal-Mart to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Wal-Mart Stock will equal zero for so long as no Market Price is available.

                                     5. If there occurs any reclassification or change of Wal-Mart Stock, including, without limitation, as a result of the issuance of tracking stock by Wal-Mart, or if Wal-Mart has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Wal-Mart as an entirety or substantially as an entirety, in each case as a result of which the holders of Wal-Mart Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Wal-Mart) ("Exchange Property") with respect to or in exchange for such Wal-Mart Stock, then the investors in the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such investors exchanged such Notes at the then current Exchange Ratio for Wal-Mart Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 7.

                                     6. If Wal-Mart issues to all of its
                                     shareholders equity securities of an
                                     issuer other than Wal-Mart (other than in a transaction described in paragraph 5 above), then the investors in the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Wal-Mart Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Wal-Mart Stock.

                                     7. No adjustments to the Exchange Ratio
                                     will be required other than those
                                     specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Wal-Mart Stock, including, without limitation, a partial tender or exchange offer for Wal-Mart Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Wal-Mart Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                     No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The



         Exchange Ratio resulting from any of the
                                     adjustments specified above will be
                                     rounded to the nearest ten-thousandth,
                                     with five one hundred-thousandths rounded upward.

                                     The Calculation Agent shall be solely
                                     responsible for the determination and
                                     calculation of any adjustments to the
                                     Exchange Ratio and of any related
                                     determinations and calculations with
                                     respect to any distributions of stock,
                                     other securities or other property or
                                     assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                     The Calculation Agent will provide
                                     information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                     If you exercise your Exchange Right and we elect to deliver Wal-Mart Stock or if we call the Notes for Wal-Mart Stock, the Calculation Agent will continue to make such adjustments until the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event............  "Market Disruption Event" means, with respect to Wal-Mart Stock:

                                       (i) a suspension, absence or material
                                       limitation of trading of Wal-Mart Stock
                                       on the primary market for Wal-Mart Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Wal-Mart Stock as a result of which the reported trading prices for Wal-Mart Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Wal-Mart Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                       (ii) a determination by the Calculation
                                       Agent in its sole discretion that any
                                       event described in clause (i) above
                                       materially interfered with the ability
                                       of Morgan Stanley or any of its
                                       affiliates to unwind or adjust all or a
                                       material portion of the hedge with
                                       respect to the Notes.

                                     For purposes of determining whether a
                                     Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                     (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Wal-Mart Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Wal-Mart Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Wal-Mart Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default.....  In case an event of default with respect to the Notes shall have occurred and be
                                     continuing, the amount declared due and
                                     payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Market Price of Wal-Mart Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price and shall not include any accrued and unpaid interest. See "--Call Price" above.

Wal-Mart Stock;
Public Information.................  Wal-Mart operates discount department stores, warehouse membership clubs and
                                     superstores. Wal-Mart Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Wal-Mart pursuant to the Exchange Act can be located by reference to Commission file number 1-06991. In addition, information regarding Wal-Mart may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                     This pricing supplement relates only to
                                     the Notes offered hereby and does not
                                     relate to Wal-Mart Stock or other
                                     securities of Wal-Mart. We have derived
                                     all disclosures contained in this pricing supplement regarding Wal-Mart from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Wal-Mart in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Wal-Mart is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Wal-Mart Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Wal-Mart could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                     Neither we nor any of our affiliates makes any representation to you as to the performance of Wal-Mart Stock.

                                     We and/or our affiliates may presently or from time to time engage in business with Wal-Mart, including extending loans to, or making equity investments in, Wal-Mart or providing advisory services to Wal-Mart, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Wal-Mart, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Wal-Mart. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Wal-Mart as in your judgment is appropriate to make an informed decision with respect to an investment in Wal-Mart Stock.

Historical Information.............  The following table sets forth the published high and low Market Prices of
                                     Wal-Mart Stock during 2000, 2001, 2002 and during 2003 through April 8, 2003. The Market Price of Wal-Mart Stock on April 8, 2003 was $54.56. We obtained the Market Prices and other information listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Wal-Mart Stock as an indication of future performance. We cannot give any assurance that the price of Wal-Mart
                                     Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                         Wal-Mart Stock                High          Low        Dividends
                                         --------------                ----          ---        ---------
                                     (CUSIP 931142103)
                                     2000
                                     First Quarter.............     $    68.50    $   44.50    $    0.06
                                     Second Quarter............          63.56        51.00         0.06
                                     Third Quarter.............          62.00        47.38         0.06
                                     Fourth Quarter ...........          55.25        43.25         0.06
                                     2001
                                     First Quarter.............          58.44        46.91         0.07
                                     Second Quarter............          54.35        48.15         0.07
                                     Third Quarter.............          55.99        44.00         0.07
                                     Fourth Quarter............          58.37        49.76         0.07
                                     2002
                                     First Quarter.............          63.75        55.76        0.075
                                     Second Quarter............          61.23        53.15        0.075
                                     Third Quarter.............          56.00        44.60        0.075
                                     Fourth Quarter............          57.33        49.16        0.075
                                     2003
                                     First Quarter.............          54.67        46.74         0.09
                                     Second Quarter (through             54.60        52.42           --
                                       April 8, 2003)..........

                                     We make no representation as to the amount of dividends, if any, that Wal-Mart will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Wal-Mart Stock.

Use of Proceeds and Hedging........  The net proceeds we receive from the sale of the Notes will be used for general
                                     corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                     On or prior to the date of this pricing
                                     supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in Wal-Mart Stock, in options contracts on Wal-Mart Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Notes. Purchase activity could potentially increase the price of Wal-Mart Stock, and therefore effectively increase the level at which Wal-Mart Stock must trade before you would receive an amount of Wal-Mart Stock worth as much as or more than the principal amount of the Notes on any Exchange Settlement Date. Although we have no reason to believe that our hedging activity will have a material impact on the price of Wal-Mart Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Wal-Mart Stock, options contracts on Wal-Mart Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of Distribution....  Under the terms and subject to conditions contained in the U.S. distribution
                                     agreement referred to in the prospectus
                                     supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New York, New York on
                                                , 2003. After the initial
                                     offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                     In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Wal-Mart Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering or may sell Notes or Wal-Mart Stock it does not own, creating a naked short position in the Notes or Wal-Mart Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Notes or Wal-Mart Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes or Wal-Mart Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Wal-Mart Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies............  Each fiduciary of a pension, profit-
                                     sharing or other employee benefit plan
                                     subject to the Employee Retirement Income
                                     Security Act of 1974, as amended ("ERISA")
                                     (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                     In addition, we and certain of our
                                     subsidiaries and affiliates, including MS
                                     & Co. and Morgan Stanley DW Inc. (formerly
                                     Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                     The U.S. Department of Labor has issued
                                     five prohibited transaction class
                                     exemptions ("PTCEs") that may provide
                                     exemptive relief for direct or indirect
                                     prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                     Because we may be considered a party in
                                     interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                     Certain plans that are not subject to
                                     ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                     In addition to considering the
                                     consequences of holding the Notes,
                                     employee benefit plans subject to ERISA
                                     (or insurance companies deemed to be
                                     investing ERISA plan assets) purchasing
                                     the Notes should also consider the
                                     possible implications of owning Wal-Mart
                                     Stock upon call or exchange of the Notes
                                     (other than in the case of a call of the Notes for the Premium Call Price or the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation...........................  The Notes are optionally exchangeable notes as discussed under "United States
                                     Federal Taxation--Notes--Optionally
                                     Exchangeable Notes" in the accompanying
                                     prospectus supplement and will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Investors should refer to this discussion for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                     In summary, U.S. taxable investors will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. taxable investors will be required to pay taxes annually on the amount of accrued OID. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                     The rate of accrual of OID on the Notes is
                                     the yield at which we would issue a fixed
                                     rate debt instrument with terms similar to
                                     those of the Notes (our "comparable
                                     yield") and is determined at the time of
                                     the issuance of the Notes. We have
                                     determined that the "comparable yield" is
                                     an annual rate of    % compounded annually.
                                     Based on our determination of the
                                     comparable yield, the "projected payment
                                     schedule" for a Note (assuming an issue
                                     price of $1,000) consists of a projected
                                     amount equal to $      due at maturity.

                                     The comparable yield and the projected
                                     payment schedule are not provided for any purpose other than the determination of U.S. taxable investors' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                            Dated: [On or after May      , 2003]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, .75% Exchangeable Notes due April 30, 2010 (Exchangeable for Shares of Common Stock of Wal-Mart Stores, Inc.) of Morgan Stanley (CUSIP No. 617446HY8) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after May , 2003 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to April 30, 2010, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No.
41 dated       , 2003 (the "Pricing Supplement") to the Prospectus Supplement
dated June 11, 2002 and the Prospectus dated June 11, 2002 related to Registration Statement No. 333-83616. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Wal-Mart Stores, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                     Very truly yours,


                                     ___________________________________________
                                     [Name of Holder]

                                     By:
                                       _________________________________________
                                       [Title]


                                     ___________________________________________
                                     [Fax No.]

                                     $
                                     ___________________________________________
                                     Principal Amount of Notes to be surrendered for exchange
Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
   ____________________________
   Title:

Date and time of acknowledgment ___________________
Accrued interest, if any, due upon surrender of the Notes for exchange:
$__________________